Exhibit 10.7

Direct Marketing & Sales
Jennifer Fox James V. Magrino
Independent Sales Reps
31 Hansom Lane, Marlboro, New Jersey 07746
1-732-863-7334

SALES REPRESENTATIVE AGREEMENT

THIS AGREEMENT by and between Red Reef Laboratories, whose address is 450 Fairway Drive, Deerfield Beach, FL 33441, hereinafter referred to as "Company", and Jennifer Fox, whose address is 31 Hansom Lane, Marlboro, New Jersey 07746, hereinafter referred to as "Sales Representative".

WHEREAS, Company is engaged in the marketing and sale of Bioclear Family of Pioneering Products which include Remediation practices to remove mold, mildew, and algae etc.

WHEREAS, Sales Representative desires to sell Company's services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, it is agreed as follows:

1. Company hereby appoints Sales Representative as a n authorized non-exclusive independent representative to sell and promote all services provided by Company in the following geographical are: New York/ New jersey, hereinafter referred to as "Territory"

2. Sales Representative shall devote such time, energy and skill on a regular and consistent basis as is necessary to sell and promote the sale of the Company's products and services in the Territory during the term of this Agreement.

Sales Representative's sales and promotional efforts shall be directed toward the following:

The aforementioned customers are intended only to be examples of the nature and type of market to which Company desires that its services be sold and should not be construed as a limitation upon the contracts that can be made by Sales Representative under this Agreement within the designated market. In addition to the foregoing, Sales Representative shall assist Company and shall perform any and all services required or requested in connection with Company's business, including, but not limited to, such services of an advisory nature as may be requested from time to time by Company. Sales Representative shall periodically, or at any time upon Company's request, submit appropriate documentation of any and all sales and promotional efforts performed and to be performed for Company pursuant to this Agreement.

Sales Representative shall receive a signing bonus of $60,000 dollars after the execution of the 4 year contract. The Company may choose to issue restricted Company stock in lieu of cash for equal value. At present market value, 5,000,000 shares will be accepted. Pleas make certificates out to our individual names.

3. For each contract for the performance of Company's services as arranged by Sales Representative under this Agreement, Sales Representative shall by entitled to a commission as follows:

a. 3% percent of contract billing during the first year; b. 2% percent of contract billing during the second year; c. 1% percent of contract billing during the third year, and for any year thereafter.

The commission rates and time periods set forth in the paragraph shall commence as of the date of the first invoices on the contract; provided, however that no commission will be due and payable to Sales Representative until 30 days from receipt of payment of Company from any customer on the contract for any underlying invoice. Commissions will be paid on fees for services rendered by shall not include freight, supplies, and other charges incidental to the performance of said servies. For purposes of this Agreement, "Contract" shall mean any agreement and/or order of Company's services sold or arranged by Sales Representative. Any and all commissions payable to Company to Sales Representative under this Agreement shall terminate on the 28th day of March 2011. The termination of this Agreement and Company shall then be discharged and released of any further obligation to pay commission to Sales Representative under this Agreement.

4. During the term of this Agreement or within 5 year(s) after its termination, Sales Representative, or any agents or representatives under Sales Representative's control, shall not compete with Company, directly or indirectly, for Sales Representative or no behalf of any other person, firm, partnership, corporation or other entity in the sale or promotion of services the same as or similar to Company's services within the Territory.

Under no circumstances and at no time shall Sales Representative discloses to any person any of the secret, methods or systems used by Company in its business. All customer lists, brochures, reports, and other such information of any nature made available to Sales Representative by virtue of Sales Representative's association with Company shall be held in strict confidence during the term of this Agreement and after its termination.

5. This Agreement shall not create a partnership, joint venture, agency, employer/employee or similar relationship between Company and Sales Representative. Sales Representative shall be an independent contractor. Company shall not be required to withhold any amounts for sate or federal income tax or for FICA taxes from sums becoming due to Sales Representative under this Agreement. Sales Representative shall not be considered an employee of Company and shall not be entitled to participate in any plan, arrangement or distribution by Company pertaining to or in connection with any pension, bonus, profit sharing or other benefit extended to Company's employees. Sales Representative shall be free to utilize his time, energy and skill in such manner as he deems advisable to the extent that his not otherwise obligated under this Agreement.

6. Sales Representative shall bear any and all costs or expenses incurred by Sales Representative to perform his obligation under this Agreement, including, but not limited to, vehicle insurance, travel expenses and telephone expenses.

7. The rights and duties of Sales Representative under this Agreement are personal and may not be assigned or delegated without prior written consent of Company.

8. Sales Representative is not authorized to extend any warranty or guarantee or to make representations or claims with respect to Company's services without express written authorization from Company.

9. Sales Representative shall indemnify and hold Company harmless of and from any and all claims or liability arising as a result of negligent, intentional or other acts of Sales Representative or his agent or representatives.

10. Company shall indemnify and hold Sales Representative harmless of and from any and all liability attributable solely to the negligent, intentional or other acts of Company or its employees.

11. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the Sate of New Jersey. The Parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Monmouth County, State of new Jersey, in the event that litigation results from or arises out of this Agreement or the performance thereof, the Parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no motion shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the causes(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

12. Any notice under this Agreement shall be deemed given on the third business day following the mailing of any such notice, postage paid, to the address set forth above.

13. This Agreement contains the entire agreement between the parties and any representation, promise or condition not incorporated herein shall not be binding upon either party.

In witness whereof, the parties have hereunto executed this Agreement on the 28th day of march, 2007, to become effective as of April 1, 2007.

Red Reef Laboratories, Inc.

President

Jennifer fox /s/ Jennifer fox Sales Representative	James V. Magrino /s/ James V. Magrino Sales Representative

If company chooses stock in lieu of cash; please print certificates as follows:

James V. Magrino 2 Reagan Drive Jackson, New Jersey 08527 SS # ###-##-#### 2,500,000 shares	Jennifer Fox 31 Hansom Lane Marlboro, New Jersey 07746 SS # ###-##-#### 2,500,000 shares